UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CHIRON CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Participants in Solicitation

Chiron Corporation and Novartis AG and Novartis Corporation and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Chiron stockholders in connection with the merger. Information about the directors and executive officers of Chiron and their ownership of Chiron’s stock is set forth in the proxy statement for Chiron’s 2005 Annual Meeting of Stockholders.

Investors can obtain more information when the proxy statement and the Schedule 13E-3 become available. Investors should read the proxy statement and Schedule 13E-3 carefully when they become available before making any voting decision.

Joerg Reinhardt	Novartis Pharma AG CH-4002 Basel Switzerland

To	Chiron associates
Novartis associates

Date	January 11, 2006

Dear Associates,

Welcome to a new and exciting year! I hope you had the opportunity to relax and enjoy the holiday season and are returning with renewed energy, creativity and commitment to success. As we start the New Year, I wanted to take a few moments and reflect on what I see ahead for us in the New Year.

We remain very optimistic that this transaction will close around in the early spring of 2006. With this expectation, we are continuing to drive towards completing the most important elements of the integration planning process for the steering committee meeting of mid February, 2006. The integration planning process for all aspects of Chiron’s current businesses including Biopharma, Vaccines, Blood Testing and the G&A functions has advanced considerably since we began the process in November 2005.

As we begin the New Year, we need to remain focused on achieving both individual business as well as our integration planning objectives. While the integration planning is important, our top priority remains maintaining business continuity – sustaining Chiron’s business performance is crucial to both Chiron and Novartis.

As previously communicated, for 2006, it is planned that the Vaccines and Blood Testing businesses will continue to operate from the same sites and geographies as they currently do. Together, these two businesses will form an integrated, stand-alone division within Novartis. This new division will have its own R&D, production, back office, marketing and sales functions. It will be part of the Novartis network, but must succeed on its own. Our intent remains to actively invest in these businesses to accelerate growth. The recent announcement that Novartis will not to make an offer for Berna Biotech does not change our commitment to Chiron, or our intention to invest in the business for growth.

Over the past weeks, we have conducted joint working sessions with members of the Novartis and Chiron teams to identify growth strategies within the Vaccines business; similar workshops are planned for early this year with the Blood Testing group; for Chiron’s biopharma business similar sessions are also ongoing to identify opportunities for both companies to create greater value for planned activities.

In addition, following the closing of the transaction, a fully functional research function will remain in Emeryville as part of the Novartis Institutes for Biomedical Research (NIBR). The biopharmaceutical development, manufacturing and commercial operations will become part of Novartis Pharma, complementing its existing network. No decisions have been taken on any specific biopharma sites yet. With Novartis’ support, significant opportunities for growth can be secured. I continue to be confident, that in bringing together both companies’ talent, know-how, resources and expertise we can create new opportunities to be successful and become leaders in the areas and markets we choose to compete in, such as oncology and vaccines.

To be successful in these endeavors, Novartis is committed to provide growth and career development opportunities for our associates. Some of these opportunities are derived from the growth of the business, some from the opportunity to work across Novartis’ broad network of companies, others from specific training and professional development programs offered across the businesses. We aim to extend these opportunities to Chiron employees once the transaction has closed.

While we have a lot of work ahead of us in the coming months, we are off to a great start and I look forward to a successful year for both Chiron and Novartis associates.

Best regards ,

 Joerg Reinhardt